Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED FOR

HIGHLIGHTED PORTIONS

EagleBank

Eagle Bancorp, Inc.

Senior Executive Annual Incentive Plan

Performance Year 2018

CONFIDENTIAL TREATMENT REQUESTED FOR

HIGHLIGHTED PORTIONS

Eagle Bancorp, Inc. and EagleBank

Executive Annual Incentive Plan

Plan Document and Administrative Guidelines

This Annual Incentive Plan is for the Executive Management Team of Eagle Bancorp, Inc. (“Company”) and EagleBank.  The annual incentive plan is designed to compensate plan participants for the attainment of specified overall Bank and individual goals.  The objective is to align the interests of senior executives with the interests of the Bank in obtaining superior financial results.

The Plan operates on a calendar year basis (January 1st to December 31st).  This same calendar year is the performance-period for determining the amount of incentive awards to be paid following year end.

PERFORMANCE CRITERIA

•              Bank Performance - For all plan participants, a portion of the annual incentive will be based on overall bank performance.  The Compensation Committee will approve bank wide goals for each member of the executive management team on an annual basis.  In addition, they will review the Bank’s annual incentive programs to ensure they do not encourage risky behavior.

•              Strategic Performance - Some participants are encouraged to work towards our strategic plan and twenty percent (20%) up to Twenty-five percent (25%) of the annual incentive will be based on achievement of Bank strategic goals.

•              Individual Performance - For all participants, individual performance in meeting outlined expectations, as determined by annual performance evaluations, will represent at least fifteen percent (15%) of the plan participant’s incentive payout.

PERFORMANCE STANDARDS

For each performance factor (Overall Bank, Strategic and Individual), an appropriate standard of performance must be established with three essential performance points:

•              Threshold Performance:  That level of performance for each objective below which no award will be given.  Threshold performance will be 85% of target expectations.

•              Target Performance:  The level of performance for each factor at budgeted goals.  The budgeted, or expected, level of performance is based upon historical data, and management’s best judgment as to expected performance during the upcoming performance period.  The Compensation Committee will approve bank wide goals on an annual basis.

•              Target Plus Performance:  The target plus performance level will be paid in proportion to the results achieved in excess of 15% above target.  Overall incentive payouts are capped from 70% to 350% of base salary based on the executive’s tier and potential earnings.

CONFIDENTIAL TREATMENT REQUESTED FOR

HIGHLIGHTED PORTIONS

PLAN PAYOUTS

The Net Operating Income, Threshold level, must be met for there to be any payment made for the Bank Performance and Strategic Performance categories.  Participants will still be eligible to receive a payout for Individual Performance. Incentives are predicated on satisfactory audit and regulatory reviews as well as individual performance.

After all performance results are available at year-end, the awards will be calculated for each Plan participant and approved by the CEO, and Compensation Committee.  The Compensation Committee has the discretion to pay out annual incentives in cash or awards of restricted stock under the 2016 Stock Plan.

The actual award payouts will be calculated using a ratable approach, where award payouts are calculated as a proportion of threshold, target and target plus award opportunities.  If actual performance falls between a performance level, the payout will also fall between the pre-defined performance level on a pro-rated basis.  A Plan participant must be an employee at the time of the award payout in order to receive a payout.  The result of the performance criteria is calculated as a percent of base salary for participants during the current Plan year.  Plan payouts will be made no later than 75 days after the year end.

All awards under this Plan are subject to clawback in accordance with the requirements of the applicable award agreement, applicable law and regulation and the listing requirements of any exchange on which the Company’s common stock is listed for trading.

PLAN ADMINISTRATION

Responsibilities of the Compensation Committee:  The Compensation Committee has the responsibility to approve, amend, or terminate the Plan as necessary.  The actions of the Compensation Committee shall be final and binding on all parties.  The Compensation Committee shall also review the operating rules of the Plan on an annual basis and revise these rules if necessary.  The Compensation Committee also has the sole ability to decide if an extraordinary event(1) totally outside of management’s influence, be it a windfall or a shortfall, has occurred during the current Plan year, and whether the figures should be adjusted to neutralize the effects of such events.  After approval by the Compensation Committee, management shall, as soon as practical, inform each of the Plan participants under the Plan of their potential award under the operating rules adopted for the Plan year.

Nothing herein limits the Compensation Committee from awarding one or more members of the Executive Management Team a bonus in cash and/or Restricted Stock for individual and/or Company performance beyond that reflected as a result of the Plan.

Responsibilities of the CEO:  The CEO of the Company administers the program directly and provides liaison to the Compensation Committee, including the following specific responsibilities: recommend the Plan participants to be included in the Plan each year.  This includes determining if additional employees should be added to the Plan and if any Plan participants should be removed from participating in the Plan. The CEO will provide recommendations for the award opportunity amounts at threshold, target and target plus for tiers II and below.  The CEO will review the objectives and evaluations, adjust guideline awards for performance and recommend final awards to the Compensation Committee. The CEO may also provide other appropriate recommendations that may become necessary during the life of the plan.  This could include such items as changes to Plan provisions.

CONFIDENTIAL TREATMENT REQUESTED FOR

HIGHLIGHTED PORTIONS

Amendments and Plan Termination:  The Company has developed the Plan on the basis of existing business, market and economic conditions, current services, and staff assignments.  If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time with approval from the Compensation Committee.  The Compensation Committee may, at its sole discretion, terminate, change or amend any of the Plan as it deems appropriate.

MISCELLANEOUS

Reorganization:  If the Company shall merge into or consolidate with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person such succeeding or continuing company, firm, or person shall succeed to, assume and discharge the obligations of the Company under this Plan.  Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor company.

Tax Withholding:  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

Designated Fiduciary:  The Company shall be the named fiduciary and Plan Administrator under the Plan.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

No Guarantee of Employment:  This Plan is not an employment policy or contract.  It does not give the Plan participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Plan participant.

(1) An extraordinary event may include a merger, acquisition or divestiture that was not outlined in strategic plan, investment gains or losses, changes in capital cost structure, unplanned branch openings, unexpected and strong sales oriented addition to staff, and increase of 50% or more of collection expenses.

CONFIDENTIAL TREATMENT REQUESTED FOR

HIGHLIGHTED PORTIONS

INCENTIVE RANGES AND AWARD OBJECTIVES

Eagle Bancorp, Inc.

			Proposed Incentive Ranges							Factor Weighting
Tier	Name	Position	Threshold	Target	Target Plus	Cap	Threshold	Target	Target Plus	Bank	Strategic	Ind
I	Ron Paul	Chairman and CEO	*	*	*	*	*	*	*	75%	0%	25%
II	Susan Riel	Sr. EVP & COO of the Bank	*	*	*	*	*	*	*	60%	20%	20%
III	Antonio Marquez	EVP & Chief Lending Officer — CRE	*	*	*	*	*	*	*	80%	0%	20%
III	Janice Williams	EVP & Chief Credit Officer	*	*	*	*	*	*	*	80%	0%	20%
IV	Larry Bensignor	EVP & General Counsel	*	*	*	*	*	*	*	60%	20%	20%
IV	Lindsey Rheaume	EVP & Chief Lending Officer - C&I	*	*	*	*	*	*	*	80%	0%	20%
V	Charles Levingston	EVP & Chief Financial Officer	*	*	*	*	*	*	*	60%	20%	20%
			Percent of Salary							Weighting of Award

NOTE:    Threshold and target payout thresholds have been established for each tier in order to ensure competitive payouts and budget costs associated with this program.  Target Plus payouts are not capped, however total cash incentive is capped.

CONFIDENTIAL TREATMENT REQUESTED FOR

HIGHLIGHTED PORTIONS

2018 Senior Staff Incentive Goals

	Paul	Riel	Marquez	Rheaume	Levingston	Williams	Bensignor	Target
Adjusted Net Income	25%	20%	15%	15%	20%	10%	10%	*
Efficiency Ratio (KRX Median)	15%	20%			25%			*
EPS (KRX Median)	20%

Strategic Alignment		20%			20%		20%	n/a
Annual Average Loan Growth for Division CRE			25%					*
Annual Average Loan Growth for Division C&I				25%				*
Growth of Annual Average/Portfolio of Deposit Penetration and deposit only relationships			20%	20%
Non-Credit Legal Fees							25%
NPAs						30%
Expenses (Non-Interest Expenses)		20%				15%		*
Return on Common Equity (KRX Median)	15%
Net Interest Margin			20%	20%	15%			*
Annual Average Individual Deposits							25%	*
Charge Offs						25%		*
Dept/Individual Performance	25%	20%	20%	20%	20%	20%	20%	*
	100%	100%	100%	100%		100%	100%